Exhibit 16.1

December 9, 2011

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read the statements included under Item 4.01 of Form 8-K/A to be filed by China Nuvo Solar Energy, Inc. with respect to our Firm and SurgLine, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas